UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 17, 2019

MACOM Technology Solutions Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35451	27-0306875
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Chelmsford Street Lowell, Massachusetts 01851
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (978) 656-2500
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.001 per share	MTSI	Nasdaq Global Select Market

Item 1.02.	Termination of a Material Definitive Agreement.
On June 18, 2019, by mutual agreement, MACOM Technology Solutions Holdings, Inc. (the “Company”) and Goertek (HongKong) Co., Limited (“Goertek”) terminated the Share Purchase Agreement, dated as of April 24, 2019, by and between the Company, MACOM Wireless Cayman Limited, MACOM Wireless (HK) Limited, both wholly-owned, indirect subsidiaries of the Company, and Goertek (the “Share Purchase Agreement”). The Company and Goertek reviewed the updated business considerations associated with the proposed joint venture and mutually agreed to irrevocably terminate the Share Purchase Agreement in its entirety, with all liabilities, obligations and duties owed therein irrevocably relinquished and surrendered, and all obligations and duties owed or required to be performed thereunder irrevocably waived and released.

Item 2.05.	Costs Associated with Exit or Disposal Activities.
On June 17, 2019, the Company committed to a restructuring plan designed to streamline and improve its operations.  The plan includes the refocusing of certain research and development activities and a reduction in workforce and is expected to provide annual expense savings of $50 million. A majority of the fiscal year 2019 annualized savings associated with the plan are expected to be realized during the fourth fiscal quarter. The plan is expected to be completed by mid-calendar year 2020, and is expected to result in approximately $14 million of restructuring charges. The restructuring activities are expected to result in cash payments of approximately $7 million for employee severance obligations and approximately $2 to $3 million to settle other contractual commitments, primarily to be paid during the fourth fiscal quarter of 2019.
In addition, the Company is performing a recoverability assessment for its long-lived assets, most specifically its intangible assets that may be impacted by the restructuring plan. As of March 29, 2019, these intangible assets had a carrying value of $472 million. To date, the Company has identified approximately $15 million of non-cash impairment charges in addition to the restructuring charges discussed above, associated with these restructuring actions.
This Current Report on Form 8-K contains forward-looking statements based on the Company’s beliefs and assumptions and on information currently available to the Company. These forward-looking statements include, among others, statements about the Company’s strategic plans and the expected impact of the proposed restructuring plan. These forward-looking statements reflect the Company’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause those events or the Company’s actual activities or results to differ materially from those expressed in any forward-looking statement. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot and does not guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, those factors described in “Risk Factors” in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Item 2.06.	Material Impairments.
The information in Item 2.05 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.
On June 18, 2019, the Company issued a press release updating guidance for its fiscal third quarter ending June 28, 2019. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
99.1	Press Release issued by MACOM Technology Solutions Holdings, Inc., dated June 18, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

Dated: June 18, 2019	By:	/s/ John F. Kober
John F. Kober
Senior Vice President and Chief Financial Officer